Exhibit 99.1

November 6, 2019

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN ANNOUNCES THIRD QUARTER 2019 RESULTS

Revenues Up 14 Percent and Earnings from Continuing Operations Increase 21 Percent

Aggregates Unit Profitability Expands

Birmingham, Alabama – November 6, 2019 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended September 30, 2019.

Net earnings were $216 million, up 20 percent, and Adjusted EBITDA was $407 million, up 15 percent, compared to last year’s third quarter. The strong earnings growth was driven principally by an 18 percent increase in Aggregates segment gross profit. Aggregates shipments increased 8 percent year-over-year, and freight adjusted pricing increased 5.6 percent (5.0 percent on a mix-adjusted basis). Adjusting for the extra shipping day in this year’s third quarter, same-store shipments grew by 6 percent. Same-store aggregates gross profit incremental flow-through rate for the trailing-twelve months was 60 percent, consistent with long-term expectations.

Tom Hill, Chairman and Chief Executive Officer, said, “We continued to execute well during the third quarter. The growth in our aggregates shipments and improvement in pricing were strong. Importantly, our industry-leading aggregates unit profitability increased 9 percent. We remain focused on creating long-term value by compounding unit margins through our four strategic initiatives – commercial excellence, operational excellence, strategic sourcing and logistics innovation, which enhance price growth and operating efficiencies.

“Through the first nine months, aggregates shipments have exceeded the upper end of our expectations, pricing has increased in line with our expectations, and we have delivered good incremental earnings. As we consider our outlook for the full year, we expect to finish the year with aggregates profitability better than originally expected. We expect non-aggregates gross profit to be lower than original expectations but in line with 2018 results, offsetting higher aggregates earnings. For the full year, we are reaffirming our outlook for double-digit earnings growth. We expect earnings from continuing operations between $4.55 and $5.05 per diluted share with Adjusted EBITDA between $1.250 and $1.330 billion.”

Highlights as of September 30, 2019 include:

	Third Quarter		Year-to-Date		Trailing Twelve Months
Amounts in millions, except per unit data	2019	2018	2019	2018	2019	2018
Total revenues	$1,418.8	$1,240.2	$3,743.0	$3,294.8	$4,831.0	$4,272.3
Gross profit	$400.6	$343.1	$962.8	$825.7	$1,238.1	$1,067.2
Aggregates segment
Segment sales	$1,133.1	$983.7	$3,030.1	$2,639.7	$3,904.1	$3,409.2
Freight-adjusted revenues	$858.5	$749.8	$2,293.6	$2,009.7	$2,951.2	$2,605.7
Gross profit	$357.2	$303.8	$872.1	$735.5	$1,128.5	$942.0
Shipments (tons)	60.9	56.2	163.8	151.7	213.6	197.7
Freight-adjusted sales price per ton	$14.10	$13.35	$14.00	$13.25	$13.82	$13.18
Gross profit per ton	$5.87	$5.41	$5.32	$4.85	$5.28	$4.77
Asphalt, Concrete & Calcium segment gross profit	$43.4	$39.4	$90.7	$90.2	$109.6	$125.1
Selling, Administrative and General (SAG)	$88.8	$81.6	$274.7	$249.0	$359.1	$334.9
SAG as % of Total revenues	6.3%	6.6%	7.3%	7.6%	7.4%	7.8%
Earnings from continuing operations before income taxes	$271.5	$220.5	$591.7	$469.4	$745.6	$483.7
Net earnings	$215.7	$179.2	$476.6	$391.8	$600.6	$719.3
Adjusted EBIT	$310.6	$264.1	$692.6	$589.7	$888.4	$744.9
Adjusted EBITDA	$406.8	$353.5	$971.6	$846.2	$1,257.1	$1,079.3
Earnings from continuing operations per diluted share	$1.63	$1.34	$3.60	$2.94	$4.53	$5.37
Adjusted earnings from continuing operations per diluted share	$1.68	$1.40	$3.62	$3.07	$4.61	$3.80

Segment Results

Aggregates

Third quarter segment sales increased 15 percent, and gross profit increased 18 percent to $357 million. Unit margins increased $0.46 per ton, or 9 percent, to $5.87 per ton. These improvements resulted from growth in shipments, price improvements and execution of operating disciplines and efficiencies.

A healthy demand environment, led by transportation-related construction, was the principal driver of volume growth and price improvement. Third quarter aggregates shipments increased 8 percent as compared to the prior year quarter. Most markets reported solid shipment growth, including double-digit growth in certain markets in the Mid-Atlantic, Southeast and Texas. All of the Company’s key markets reported year-over-year price growth. For the quarter, freight-adjusted average sales price increased 5.6 percent versus the prior year’s quarter. Mix-adjusted average sales price increased 5.0 percent. Positive trends in backlogged project work, along with demand visibility and customer confidence, support our expectations for continued price improvement throughout the remainder of 2019.

Third quarter same-store unit cost of sales (freight-adjusted) increased 3 percent as compared to the prior year quarter. Trailing-twelve month same-store incremental gross profit flow-through rate was 60 percent, in-line with long-term expectations. Quarterly gross profit flow-through rates can vary widely from quarter to quarter; therefore, the Company evaluates this metric on a trailing-twelve month basis.

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $28 million for the third quarter, an increase of $4 million from the prior year. Asphalt mix shipments increased 18 percent and selling prices increased 3 percent, or $1.62 per ton, in the third quarter. The average unit cost for liquid asphalt was 6 percent higher than the prior year quarter. Material margins in the quarter were slightly lower than the prior year’s third quarter.

Concrete segment gross profit was $15 million, 3 percent higher than the prior year quarter. Shipments were 0.9 million cubic yards, up from 0.8 million cubic yards in the prior year. Average selling prices increased 1 percent.

Calcium segment gross profit was $0.8 million, a slight decrease versus the prior year quarter.

Capital Allocation and Financial Position

Capital expenditures in the third quarter included $39 million of core operating and maintenance capital to improve or replace existing property, plant and equipment. In addition, the Company invested $42 million in internal growth projects to secure new aggregates reserves, develop new production sites, and enhance the Company’s distribution capabilities. Through the nine months ended September 2019, core operating and maintenance capital investment totaled $171 million, and internal growth projects investment was $136 million. The Company’s full-year expectations remain unchanged at $250 million for core operating and maintenance capital and $200 million for internal growth projects.

During the quarter, the Company returned $41 million to shareholders through dividends, an 11 percent increase versus the prior year quarter. The Company also repurchased shares totaling $3 million. At quarter-end, total debt was $2.8 billion, or 2.2 times trailing-twelve month Adjusted EBITDA.

Selling, Administrative and General (SAG) and Other Operating Expenses

SAG expense in the quarter was $89 million versus $82 million in the prior year quarter. The year-over-year increase was due mainly to compensation-related expense, including incentives that are tied to earnings expectations and the share price performance, as well as investment in people and processes intended to capture benefits from the Company’s strategic initiatives. On a trailing-twelve month basis, SAG expense as a percentage of total revenues was 7.4 percent, 40 basis points lower than the prior year period. The Company remains focused on further leveraging its overhead structure.

Other operating expense in the quarter included a pretax charge of $6.5 million, or $0.04 per diluted share, for managerial restructuring.

Outlook

Regarding the Company’s outlook, Mr. Hill stated, “We are reaffirming our full year earnings outlook for 2019. As we enter the final quarter of this year, we are well positioned to have a strong finish to the year, achieving another year of double-digit earnings growth.

“Looking ahead to 2020, we expect another year of strong earnings growth, led by improvement in aggregates unit margins. With respect to aggregates shipments, our preliminary outlook is for low-to-mid single digit growth. Vulcan-served markets should continue to benefit from public construction demand, led by significantly higher levels of highway funding in our key states. Private construction shipment momentum remains positive across most of our markets. We expect this shipment momentum to continue into 2020. Demand fundamentals, including population and employment growth, continue to support longer-term growth in residential and nonresidential construction. We also expect a positive pricing environment as the shipment momentum in private demand and visibility of public demand should help drive sales price increases similar to 2019’s mid-single digits range.

“We remain keenly focused on compounding unit margins through the cycle. Going forward, these compounding unit margins together with disciplined capital allocation priorities will position us well to grow our cash flows and improve our returns on invested capital.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on November 6, 2019. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 866-575-6539, or 929-477-0448 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 7995538. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

			(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2019	2018	2019	2018
Total revenues	$1,418,758	$1,240,197	$3,742,951	$3,294,822
Cost of revenues	1,018,115	897,055	2,780,131	2,469,161
Gross profit	400,643	343,142	962,820	825,661
Selling, administrative and general expenses	88,789	81,606	274,747	248,989
Gain on sale of property, plant & equipment and businesses	234	2,104	10,982	8,374
Other operating expense, net	(8,712)	(14,456)	(15,173)	(23,822)
Operating earnings	303,376	249,184	683,882	561,224
Other nonoperating income, net	359	4,890	5,954	12,708
Interest expense, net	32,197	33,547	98,165	104,566
Earnings from continuing operations before income taxes	271,538	220,527	591,671	469,366
Income tax expense	53,472	40,663	111,764	75,805
Earnings from continuing operations	218,066	179,864	479,907	393,561
Loss on discontinued operations, net of tax	(2,353)	(713)	(3,338)	(1,778)
Net earnings	$215,713	$179,151	$476,569	$391,783

Basic earnings (loss) per share
Continuing operations	$1.65	$1.36	$3.63	$2.97
Discontinued operations	$(0.02)	$(0.01)	$(0.03)	$(0.01)
Net earnings	$1.63	$1.35	$3.60	$2.96

Diluted earnings (loss) per share
Continuing operations	$1.63	$1.34	$3.60	$2.94
Discontinued operations	$(0.01)	$0.00	$(0.02)	$(0.02)
Net earnings	$1.62	$1.34	$3.58	$2.92

Weighted-average common shares outstanding
Basic	132,414	132,392	132,244	132,505
Assuming dilution	133,375	133,894	133,273	134,079
Depreciation, depletion, accretion and amortization	$96,247	$89,390	$278,925	$256,463
Effective tax rate from continuing operations	19.7%	18.4%	18.9%	16.2%

Table B

Vulcan Materials Company

and Subsidiary Companies

			(in thousands)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2019	2018	2018
Assets
Cash and cash equivalents	$90,411	$40,037	$38,026
Restricted cash	691	4,367	5,043
Accounts and notes receivable
Accounts and notes receivable, gross	727,900	542,868	648,009
Allowance for doubtful accounts	(2,960)	(2,090)	(2,294)
Accounts and notes receivable, net	724,940	540,778	645,715
Inventories
Finished products	364,164	372,604	346,940
Raw materials	31,250	27,942	29,078
Products in process	6,062	3,064	2,668
Operating supplies and other	28,184	25,720	29,966
Inventories	429,660	429,330	408,652
Other current assets	78,540	64,633	78,476
Total current assets	1,324,242	1,079,145	1,175,912
Investments and long-term receivables	57,059	44,615	42,944
Property, plant & equipment
Property, plant & equipment, cost	8,657,731	8,457,619	8,386,315
Allowances for depreciation, depletion & amortization	(4,370,386)	(4,220,312)	(4,197,592)
Property, plant & equipment, net	4,287,345	4,237,307	4,188,723
Operating lease right-of-use assets, net	410,833	0	0
Goodwill	3,167,061	3,165,396	3,169,615
Other intangible assets, net	1,071,330	1,095,378	1,099,354
Other noncurrent assets	221,803	210,289	199,087
Total assets	$10,539,673	$9,832,130	$9,875,635
Liabilities
Current maturities of long-term debt	24	23	23
Short-term debt	0	133,000	200,000
Trade payables and accruals	265,012	216,473	233,885
Other current liabilities	270,248	253,054	256,507
Total current liabilities	535,284	602,550	690,415
Long-term debt	2,783,068	2,779,357	2,778,129
Deferred income taxes, net	628,726	567,283	581,026
Deferred revenue	180,541	186,397	186,829
Operating lease liabilities	391,079	0	0
Other noncurrent liabilities	478,736	493,640	493,447
Total liabilities	$4,997,434	$4,629,227	$4,729,846
Equity
Common stock, $1 par value	132,350	131,762	132,045
Capital in excess of par value	2,785,245	2,798,486	2,795,366
Retained earnings	2,795,834	2,444,870	2,361,903
Accumulated other comprehensive loss	(171,190)	(172,215)	(143,525)
Total equity	$5,542,239	$5,202,903	$5,145,789
Total liabilities and equity	$10,539,673	$9,832,130	$9,875,635

Table C

Vulcan Materials Company
and Subsidiary Companies
	(in thousands)
Consolidated Statements of Cash Flows	Nine Months Ended September 30
(Condensed and unaudited)	2019	2018
Operating Activities
Net earnings	$476,569	$391,783
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	278,925	256,463
Noncash operating lease expense	26,349	0
Net gain on sale of property, plant & equipment and businesses	(10,982)	(8,374)
Contributions to pension plans	(6,767)	(107,202)
Share-based compensation expense	24,815	21,650
Deferred tax expense (benefit)	62,232	76,779
Cost of debt purchase	0	6,922
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(221,001)	(67,836)
Other, net	15,989	2,446
Net cash provided by operating activities	$646,129	$572,631
Investing Activities
Purchases of property, plant & equipment	(306,893)	(348,238)
Proceeds from sale of property, plant & equipment	12,112	12,838
Proceeds from sale of businesses	1,744	11,256
Payment for businesses acquired, net of acquired cash	1,122	(213,138)
Other, net	(11,342)	(12,216)
Net cash used for investing activities	$(303,257)	$(549,498)
Financing Activities
Proceeds from short-term debt	366,900	514,900
Payment of short-term debt	(499,900)	(314,900)
Payment of current maturities and long-term debt	(17)	(892,049)
Proceeds from issuance of long-term debt	0	850,000
Debt issuance and exchange costs	0	(45,513)
Settlements of interest rate derivatives	0	3,378
Purchases of common stock	(2,602)	(99,916)
Dividends paid	(122,943)	(111,192)
Share-based compensation, shares withheld for taxes	(37,612)	(31,418)
Net cash used for financing activities	$(296,174)	$(126,710)
Net increase (decrease) in cash and cash equivalents and restricted cash	46,698	(103,577)
Cash and cash equivalents and restricted cash at beginning of year	44,404	146,646
Cash and cash equivalents and restricted cash at end of period	$91,102	$43,069

Table D

Segment Financial Data and Unit Shipments
			(in thousands, except per unit data)
	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Total Revenues
Aggregates [1]	$1,133,085	$983,731	$3,030,111	$2,639,653
Asphalt [2]	270,237	231,700	649,490	547,363
Concrete	112,964	101,719	300,369	309,404
Calcium	2,119	1,912	6,073	6,136
Segment sales	$1,518,405	$1,319,062	$3,986,043	$3,502,556
Aggregates intersegment sales	(99,647)	(78,865)	(243,092)	(207,734)
Total revenues	$1,418,758	$1,240,197	$3,742,951	$3,294,822
Gross Profit
Aggregates	$357,202	$303,787	$872,133	$735,484
Asphalt	27,639	23,857	51,950	49,853
Concrete	15,037	14,587	36,487	38,098
Calcium	765	911	2,250	2,226
Total	$400,643	$343,142	$962,820	$825,661
Depreciation, Depletion, Accretion and Amortization
Aggregates	$78,978	$72,729	$227,259	$208,420
Asphalt	8,909	8,428	26,343	22,728
Concrete	3,371	3,041	9,662	9,504
Calcium	59	68	177	207
Other	4,930	5,124	15,484	15,604
Total	$96,247	$89,390	$278,925	$256,463
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$858,522	$749,785	$2,293,573	$2,009,711
Aggregates - tons	60,898	56,170	163,845	151,659
Freight-adjusted sales price [4]	$14.10	$13.35	$14.00	$13.25
Other Products
Asphalt Mix - tons	4,007	3,399	9,624	8,548
Asphalt Mix - sales price	$58.20	$56.58	$57.76	$54.84

Ready-mixed concrete - cubic yards	875	795	2,359	2,487
Ready-mixed concrete - sales price	$127.99	$126.42	$126.19	$123.06

Calcium - tons	75	67	216	215
Calcium - sales price	$28.33	$28.29	$28.04	$28.43

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.

[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	(in thousands, except per ton data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Aggregates segment
Segment sales	$1,133,085	$983,731	$3,030,111	$2,639,653
Less: Freight & delivery revenues [1]	259,417	220,993	695,924	593,411
Other revenues	15,146	12,953	40,614	36,531
Freight-adjusted revenues	$858,522	$749,785	$2,293,573	$2,009,711
Unit shipment - tons	60,898	56,170	163,845	151,659
Freight-adjusted sales price	$14.10	$13.35	$14.00	$13.25

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Aggregates segment
Gross profit	$357,202	$303,787	$872,133	$735,484
Segment sales	$1,133,085	$983,731	$3,030,111	$2,639,653
Gross profit margin	31.5%	30.9%	28.8%	27.9%
Incremental gross profit margin	35.8%		35.0%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

	(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Aggregates segment
Gross profit	$357,202	$303,787	$872,133	$735,484
Segment sales	$1,133,085	$983,731	$3,030,111	$2,639,653
Less: Freight & delivery revenues [1]	259,417	220,993	695,924	593,411
Segment sales excluding freight & delivery	$873,668	$762,738	$2,334,187	$2,046,242
Gross profit flow-through rate	40.9%	39.8%	37.4%	35.9%
Incremental gross profit flow-through rate	48.2%		47.5%

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in thousands, except per ton data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Aggregates segment
Gross profit	$357,202	$303,787	$872,133	$735,484
Depreciation, depletion, accretion and amortization	78,978	72,729	227,259	208,420
Aggregates segment cash gross profit	$436,180	$376,516	$1,099,392	$943,904
Unit shipments - tons	60,898	56,170	163,845	151,659
Aggregates segment cash gross profit per ton	$7.16	$6.70	$6.71	$6.22

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

	(in thousands)
	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2019	2018	2019	2018	2019	2018
Net earnings	$215,713	$179,151	$476,569	$391,783	$600,591	$719,329
Income tax expense (benefit)	53,472	40,663	111,764	75,805	141,408	(237,827)
Interest expense, net	32,197	33,547	98,165	104,566	131,022	241,079
Loss on discontinued operations, net of tax	2,353	713	3,338	1,778	3,596	2,201
EBIT	$303,735	$254,074	$689,836	$573,932	$876,617	$724,782
Depreciation, depletion, accretion and amortization	96,247	89,390	278,925	256,463	368,708	334,454
EBITDA	$399,982	$343,464	$968,761	$830,395	$1,245,325	$1,059,236
Gain on sale of businesses	0	0	(4,064)	(2,929)	(4,064)	(13,437)
Property donation	0	0	0	0	0	4,290
Business interruption claims recovery	0	(559)	0	(2,253)	0	(2,253)
Charges associated with divested operations	0	10,048	0	10,048	8,497	11,595
Business development [1]	403	220	403	5,202	403	7,482
One-time employee bonuses	0	0	0	0	0	6,716
Restructuring charges [2]	6,457	316	6,457	5,706	6,970	5,706
Adjusted EBITDA	$406,842	$353,489	$971,557	$846,169	$1,257,131	$1,079,335
Depreciation, depletion, accretion and amortization	(96,247)	(89,390)	(278,925)	(256,463)	(368,708)	(334,454)
Adjusted EBIT	$310,595	$264,099	$692,632	$589,706	$888,423	$744,881

1 Represents non-routine charges associated with acquisitions including the cost impact of purchase accounting inventory valuations.

2 Restructuring charges are included within other operating expenses. The 2019 charges relate to a managerial restructuring.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS from continuing operations to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2019	2018	2019	2018	2019	2018
Diluted EPS from continuing operations	$1.63	$1.34	$3.60	$2.94	$4.53	$5.37
Items included in Adjusted EBITDA above	0.05	0.06	0.02	0.09	0.08	0.10
Debt refinancing costs	0.00	0.00	0.00	0.04	0.00	0.53
Tax reform income tax savings	0.00	0.00	0.00	0.00	0.00	(1.99)
Alabama NOL carryforward valuation allowance	0.00	0.00	0.00	0.00	0.00	(0.21)
Adjusted Diluted EPS	$1.68	$1.40	$3.62	$3.07	$4.61	$3.80

The following reconciliation to the mid-point of the range of 2019 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2019 Projected EBITDA

(in millions)
Mid-point
Net earnings	$640
Income tax expense	150
Interest expense, net	130
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	370
Projected EBITDA	$1,290